  As filed with the Securities and Exchange Commission on August 4, 2000

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -----------

                                  SCHEDULE TO
           TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                             (Amendment No. 2)

                                  -----------

                            LASER POWER CORPORATION
                           (Name of Subject Company)
                                  -----------

                            II-VI ACQUISITION CORP.
                               II-VI INCORPORATED
                        (Name of Filing Person--Offeror)

                                  -----------

                      COMMON STOCK, NO PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                  -----------

                                   51806K104
                     (CUSIP Number of Class of Securities)

                                  -----------

                                Carl J. Johnson
               Chairman of the Board and Chief Executive Officer
                               II-VI Incorporated
                            375 Saxonburg Boulevard
                              Saxonburg, Pa 16056
                                 (724) 352-4455
                 (Name, Address and Telephone Number of Person
  Authorized to Receive Notices and Communications on Behalf of Filing Person)

                                  -----------

                                   Copies To:

       Ronald Basso, Esq.                Robert D. German, Esq.             George M. Reyes, Esq.
    Stephen W. Johnson, Esq.         Sherrard, German & Kelly, P.C.        Best Best & Krieger LLP
       Buchanan Ingersoll             35th Floor, One Oliver Plaza          3750 University Avenue
    Professional Corporation         Pittsburgh, Pennsylvania 15222             P.O. Box 1028
        One Oxford Centre                    (412) 355-0200                  Riverside, CA 92502
  301 Grant Street, 20th Floor             Fax (412) 562-6221                   (909) 686-1450
 Pittsburgh, Pennsylvania 15219                                               Fax (909) 686-3083
         (412) 562-8800
       Fax (412) 562-1041

[_]Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
Check the appropriate boxes below to designate any transactions to which the statement relates:
[X]third-party tender offer subject to Rule 14d-1.
[_]issuer tender offer subject to Rule 13e-4.
[_]going-private transaction subject to Rule 13e-3.
[_]amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: [_]
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


   This Amendment No. 2 amends and supplements the Tender Offer Statement on Schedule TO filed by II-VI Acquisition Corp. ("Purchaser") and II-VI Incorporated ("II-VI") on July 13, 2000, as amended by Amendment No. 1 to the Tender Offer Statement on Schedule TO (the "Schedule TO"), relating to the offer (the "Offer") by II-VI through Purchaser to exchange each issued and outstanding share of common stock, par value $0.001 per share (together with the associated rights to purchase preferred stock, the "Laser Power Shares"), of Laser Power Corporation, a Delaware corporation ("Laser Power"), for .052 shares of common stock, no par value per share (the "II-VI Shares"), of II-VI and $2.89 net in cash (subject to possible adjustment as described in the Prospectus (as defined below)).

   The Offer is made pursuant to an Agreement and Plan of Merger, dated as of June 28, 2000, as amended, among Laser Power, II-VI and Purchaser, which contemplates a business combination of Laser Power and II-VI (the "Merger"). II-VI has filed a registration statement with the Securities and Exchange Commission on Form S-4, as amended on August 2, 2000 and on August 4, 2000, relating to the II-VI Shares to be issued to stockholders of Laser Power in the Offer and the Merger (the "Registration Statement"). The terms and conditions of the Offer and the Merger are set forth in the prospectus which is a part of the Registration Statement (the "Prospectus"), and the related Letter of Transmittal, which are Exhibits (a)(1) and (a)(2) hereto.

   All of the information in the Prospectus and the related Letter of Transmittal, and any prospectus supplement or other supplement thereto related to the Offer hereafter filed with the Securities and Exchange Commission by II-VI, is hereby incorporated by reference in answer to Items 2 through 11 of this Schedule TO.

ITEM 12. EXHIBITS.

 (a)(1) Prospectus relating to II-VI Shares to be issued in the Offer and the Merger (incorporated by reference from II-VI's Registration Statement on Form S-4 as amended on August 4, 2000).

 (a)(2) Form of Letter of Transmittal (incorporated by reference to exhibit
        99.01 to II-VI's Registration Statement on Form S-4 as amended on
        August 4, 2000).

 (a)(3) Form of Notice of Guaranteed Delivery (incorporated by reference to exhibit 99.02 to II-VI's Registration Statement on Form S-4 as amended on August 4, 2000).

 (a)(4) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to exhibit 99.03 to II-
        VI's Registration Statement on Form S-4 as amended on August 4, 2000).

 (a)(5) Form of Letter to Clients for use by Brokers, Dealers, Commercial
        Banks, Trust Companies and Other Nominees (incorporated by reference to exhibit 99.04 to II-VI's Registration Statement on Form S-4 as amended on August 4, 2000).

ITEM 13. INFORMATION REQUIRED BY SCHEDULE 13E-3.

   Not applicable.

                                   SIGNATURE

   After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          II-VI ACQUISITION CORP.

                                          By: /s/ Carl J. Johnson
                                              ---------------------------------
                                              Name: Carl J. Johnson
                                              Title: Chief Executive Officer

                                          II-VI INCORPORATED

                                          By: /s/ Carl J. Johnson
                                              ---------------------------------
                                              Name: Carl J. Johnson
                                              Title: Chairman and Chief
                                              Executive Officer

Dated: August 3, 2000

                                 EXHIBIT INDEX

 Exhibit
   No.                                Exhibit Name
 -------                              ------------
 (a)(1)  Prospectus relating to II-VI Shares to be issued in the Offer and the
         Merger (incorporated by reference from II-VI's Registration Statement on Form S-4 as amended on August 4, 2000).

 (a)(2)  Form of Letter of Transmittal (incorporated by reference to exhibit
         99.01 to II-VI's Registration Statement on Form S-4 as amended on
         August 4, 2000).

 (a)(3) Form of Notice of Guaranteed Delivery (incorporated by reference to exhibit 99.02 to II-VI's Registration Statement on Form S-4 as amended on August 4, 2000).

 (a)(4) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to exhibit 99.03 to II-
         VI's Registration Statement on Form S-4 as amended on August 4, 2000).

 (a)(5)  Form of Letter to Clients for use by Brokers, Dealers, Commercial
         Banks, Trust Companies and Other Nominees (incorporated by reference to exhibit 99.04 to II-VI's Registration Statement on Form S-4 as amended on August 4, 2000).

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